As filed with the Securities and Exchange Commission on December 20, 2010
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Booz Allen Hamilton Holding Corporation
(Exact name of registrant as specified in its charter)

Delaware	26-2634160
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
8283 Greensboro Drive, McLean, Virginia 22102
(Address of Principal Executive Offices) (Zip Code)

Amended and Restated Equity Incentive Plan of Booz Allen Hamilton Holding Corporation
Booz Allen Hamilton Holding Corporation Officers’ Rollover Stock Plan
Booz Allen Hamilton Holding Corporation Employee Stock Purchase Plan
(Full title of the plan)

CG Appleby
8283 Greensboro Drive
McLean, Virginia 22102
(Name and address of agent for service)

With copies to:

Matthew E. Kaplan Debevoise & Plimpton LLP 919 Third Avenue New York, New York 10022 (212) 909-6000	Douglas S. Manya Booz Allen Hamilton Inc. 8283 Greensboro Drive McLean, Virginia 22102 (703) 902-5000
(703) 902-5000
(Telephone number, including area code, of agent for service)

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount	Maximum	Maximum
	to Be	Offering Price Per	Aggregate Offering	Amount of
Title of Securities to Be Registered	Registered(1)	Share (2)	Price	Registration Fee (2)
Class A Common Stock, par value $0.01 per share	49,645,679	$18.52	$919,437,975.08	$65,555.93

(1)	The number of shares being registered represents the shares issuable under the Amended and Restated Equity Incentive Plan of Booz Allen Hamilton Holding Corporation, the Booz Allen Hamilton Holding Corporation Officers’ Rollover Stock Plan and the Booz Allen Hamilton Holding Corporation Employee Stock Purchase Plan. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that became issuable under the applicable plan by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Computed pursuant to Rule 457(h) solely for purpose of determining the registration fee, based upon an assumed price of $18.52 per share, which was the average of the high and low prices of Booz Allen Hamilton Holding Corporation common shares on December 13, 2010, as reported on the New York Stock Exchange

Part I
Information Required in the Section 10(a) Prospectus
     All information required by Part I to be contained in the prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”).
Part II
Information Required in the Registration Statement
Item 3. Incorporation of Certain Documents by Reference.
     The following documents previously filed with the Securities and Exchange Commission (the “Commission”) by Booz Allen Hamilton Holding Corporation (the “Company”) are incorporated herein by reference:
a.	The Company’s prospectus filed pursuant to Rule 424(b) on November 18, 2010; and

b.	The description of the Company’s Class A Common Stock contained in the Company’s Registration Statement on Form 8-A filed on November 16, 2010.
     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicate that all securities offered hereby have been sold or that deregister all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     The Second Amended and Restated Certificate of Incorporation of Booz Allen Hamilton Holding Corporation (the “Certificate of Incorporation”) contains provisions permitted under Delaware General Corporation Law relating to the liability of directors. These provisions eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving:
•	any breach of the director’s duty of loyalty;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

•	under Section 174 of the Delaware General Corporation Law (unlawful dividends); or

•	any transaction from which the director derives an improper personal benefit.

     The principal effect of the limitation on liability provision is that a stockholder will be unable to prosecute an action for monetary damages against a director unless the stockholder can demonstrate a basis for liability for which indemnification is not available under the Delaware General Corporation Law. These provisions, however, should not limit or eliminate the Company’s rights or any stockholder’s rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of director’s fiduciary duty. These provisions will not alter a director’s liability under federal securities laws. The inclusion of this provision in the Certificate of Incorporation may discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited the Company and its stockholders.
     The Second Amended and Restated Bylaws of Booz Allen Hamilton Holding Corporation (the “Bylaws”) require the Company to indemnify and advance expenses to its directors and officers to the fullest extent not prohibited by the Delaware General Corporation Law and other applicable law, except in the case of a proceeding instituted by the director without the approval of the board of directors. The Bylaws provide that the Company is required to indemnify its directors and officers, to the fullest extent permitted by law, for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director’s or officer’s positions with the Company or another entity that the director or officer serves at the Company’s request, subject to various conditions, and to advance funds to the Company’s directors and officers to enable them to defend against such proceedings. To receive indemnification, the director or officer must have been successful in the legal proceeding or have acted in good faith and in what was reasonably believed to be a lawful manner in the best interest of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.
     The Company has entered into an indemnification agreement with each of its directors and certain of its officers. The indemnification agreements provide its directors and certain of its officers with contractual rights to the indemnification and expense advancement rights provided under the Bylaws, as well as contractual rights to additional indemnification as provided in the indemnification agreements.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     The Exhibits accompanying this Registration Statement are listed on the accompanying Exhibit Index.

Item 9. Undertakings.
     (a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in McLean, Virginia, on December 20, 2010.

BOOZ ALLEN HAMILTON HOLDING CORPORATION
By:	/s/ CG Appleby
	Name:	CG Appleby
	Title:	Executive Vice President, General Counsel and Secretary

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	President, Chief Executive Officer and	December 20, 2010
Ralph W. Shrader	Director (Principal Executive Officer)

*	Executive Vice President, Chief Financial	December 20, 2010
Samuel R. Strickland	Officer, Chief Administrative Officer and Director (Principal Financial and Principal Accounting Officer)

*	Director	December 20, 2010
Allan M. Holt

*	Director	December 20, 2010
Peter Clare

*	Director	December 20, 2010
Ian Fujiyama

*	Director	December 20, 2010
Philip A. Odeen

*	Director	December 20, 2010
Charles O. Rossotti

* By:	/s/ CG Appleby
CG Appleby
Attorney in Fact

INDEX TO EXHIBITS TO REGISTRATION STATEMENT ON FORM S-8

Exhibits

3.1	Form of Second Amended and Restated Certificate of Incorporation of Booz Allen Hamilton Holding Corporation incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (No. 333-167645) (the “S-1 Registration Statement”)

3.2	Form of Second Amended and Restated Bylaws of Booz Allen Hamilton Holding Corporation incorporated by reference to Exhibit 3.2 to the S-1 Registration Statement

5.1	Opinion of Debevoise & Plimpton LLP

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.2	Consent of Debevoise & Plimpton LLP (included in Exhibit 5.1)

24.1	Powers of Attorney

99.1	Amended and Restated Equity Incentive Plan of Booz Allen Hamilton Holding Corporation incorporated by reference to Exhibit 10.7 to the S-1 Registration Statement

99.2	Booz Allen Hamilton Holding Corporation Officers’ Rollover Stock Plan incorporated by reference to Exhibit 10.8 to the S-1 Registration Statement

99.3	Booz Allen Hamilton Holding Corporation Employee Stock Purchase Plan